Exhibit 10.3

ADVISORY AGREEMENT
THIS ADVISORY AGREEMENT (“Agreement”) executed on July 3, 2018 and effective as of January 25, 2018 (“Effective Date”), by and between Xplore Technologies Corp. (the “Company”), and Thomas B. Pickens III (“Adviser”) with reference to the following.
WHEREAS, Adviser is currently the Chairman of the Board of Directors of the Company (the “Board”);
WHEREAS, [as of the date hereof], the board of directors of the Company has resolved to  enter into that certain Agreement and Plan of Merger among Zebra Technologies Corporation (“Parent”), Wolfdancer Acquisition Corp. (“Sub”) and the Company (the “Merger Agreement”) wherein, upon consummation of the Offer (as defined in the Merger Agreement), Sub is to be merged with and into the Company with the Company surviving the merger (the “Merger”) and becoming, upon consummation of the transactions set forth in the Merger Agreement, a wholly-owned subsidiary of Parent; and
WHEREAS, Adviser has facilitated and provided significant strategic advice to the Company in connection with the Merger, and the Board has determined to compensate Adviser for his advisory services in the lump-sum cash amount of $4,000,000 (the “Advisory Fee”), payable contingent upon and promptly following the completion of the Merger or any other transaction that results from any Company Acquisition Proposal (as such term is defined in the Merger Agreement) (any such transaction, including the Merger, a “Transaction”).
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.          Service as an Adviser. From and after the Effective Date and concluding upon the completion of the term of this Agreement pursuant to Section 2 below, the Adviser shall provide such advisory services to the Board and the Chief Executive Officer of the Company, in connection with the Merger or otherwise, as the Board shall direct.  Such services shall be on a non-exclusive basis and without limiting the Adviser’s ability to engage in other business, personal and/or charitable engagements. The Adviser shall perform services hereunder as an independent contractor and not as an employee.
2.          Term. This Agreement shall terminate upon the payment of all amounts due to be paid to the Adviser under Section 3.  The Adviser may terminate this Agreement, with or without cause, upon written notice.  The Company shall not be entitled to recoup any monies paid to the Adviser as set forth in Section 3 below should Adviser terminate the Agreement from and after the completion of a Transaction.
3.          Compensation. Adviser shall be paid the Advisory Fee for his availability and services hereunder. The Advisory Fee shall be due and owing and paid to the Adviser on the same schedule and under the same terms and conditions as apply to the payment of Transaction  consideration to the stockholders of the Company in respect of their equity interests in the Company. The Advisory Fee will be paid by wire transfer of immediately available funds, to the account indicated to the Company by the Adviser, net of any applicable withholding and other taxes.

4.          Entire Agreement; Amendments; Severability; Counterparts; Successors; Assignment; Notice; Waiver. This Agreement constitutes the entire agreement and understanding of the parties with respect to the matter of Adviser’s advisory services. No provision of this Agreement may be amended, modified or waived, except in a writing signed by the parties. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. This Agreement may be executed by electronic signature in any number of counterparts, each of which together shall constitute one and the same instrument. This Agreement shall not be assignable (including by any merger, change in control or operation of law) without the consent of each party hereto and shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns but no assignment or other transfer shall relieve any such assigning or transferring party of his or its obligations hereunder. The parties hereto shall give any notice required under this Agreement to the addresses of each on file at the Company’s offices. In executing this Agreement, the Adviser waives any claim he may have against the Company for any bonus or other compensation other than pursuant to this Agreement, in his capacity as an equity holder of the Company and board fees paid to him as the Chairman of the Board of Directors.
5.          Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflict of law principles.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

XPLORE TECHNOLOGIES CORP.
By: /s/ Tom Wilkinson Name: Tom Wilkinson Title: Chief Executive Officer
ADVISER /s/ Tom Pickens Thomas B. Pickens III

[Signature Page to Advisory Agreement]